Exhibit 99.1

Terra Capital Partners Announces Leadership Transition

Vik Uppal to Succeed Bruce Batkin as Chief Executive Officer; Mr. Batkin Appointed Vice Chairman

NEW YORK, November 13, 2018 - Terra Capital Partners (“Terra”), a New York City based real estate credit asset manager, today announced that Vik Uppal, who currently serves as Chief Investment Officer of Terra, has been appointed Chief Executive Officer, effective December 1, 2018. Mr. Uppal succeeds Bruce Batkin, Founder of Terra Capital, who will assume the role of Vice Chairman and remain on the Boards of Directors of funds managed by Terra.

“Since partnering with Axar, I have had the opportunity to work closely with Vik in his capacity as CIO, and I am confident now is an opportune time to make this transition,” said Mr. Batkin. “I have seen Vik’s seasoned leadership skills and diverse investment expertise firsthand and believe he is a good choice to serve as our next CEO. I look forward to working closely with him and the rest of the Terra team in my new role as Vice Chairman.”

Since Terra and Axar entered into an investment agreement in February 2018, Terra has leveraged Axar’s investing acumen across the real estate capital structure to augment Terra’s existing sourcing and execution capabilities. Additionally, the partnership broadened Terra’s network of relationships and has provided greater resources to diligence and manage assets, as well as finance the portfolio.

Mr. Uppal said, “I’m excited to help guide Terra through the next stage of our evolution, as we build on the firm’s legacy of disciplined investing. On behalf of everyone at Terra, I would like to thank Bruce for his many years of strong and dedicated leadership. Bruce created the firm that we know today, a differentiated leading asset manager with an exceptional ability to source, diligence and manage assets as well as finance its portfolio. I look forward to working closely together to ensure a seamless transition and position Terra for continued success.”

Founded in 2002, Terra, a real estate credit focused asset manager, has invested in more than 300 properties of all types nationwide. The firm has deployed $2 billion of capital and has built a strong track record over its history. Currently, Terra has approximately $500 million of discretionary capital under management.

About Vik Uppal

Vik Uppal is the Chief Investment Officer of Terra Capital Partners, a member of Terra’s Board of Directors, and a board member of Terra Property Trust, having joined as part of Axar’s investment in Terra. At Axar, Mr. Uppal was a Partner and Head of Real Estate. Prior to Axar, Mr. Uppal was a Managing Director on the Investment Team at Fortress Investment Group’s Credit and Real Estate Funds and Co-Head of North American Real Estate Investments at Mount Kellett Capital Management, a private investment organization with over $7 billion of assets under management.

Mr. Uppal holds a B.S. from the University of St. Thomas and an M.S. from Columbia University.

About Terra Capital Partners

Terra Capital Partners is a New York City based real estate credit asset manager that invests across property types, markets and securities. The firm has deployed $2 billion of capital and has built a strong track record over its history. Currently, Terra has approximately $500 million of discretionary capital under management.

Media Contacts

Jonathan Keehner / Julie Oakes / Jillian Kary

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449